Exhibit 99.1

DESCRIPTION OF GOVERNMENT REGULATIONS

The ownership and operation of casino gaming facilities are subject to extensive state and local regulations. We are required to obtain and maintain gaming licenses in each of the jurisdictions in which we conduct gaming. The limitation, conditioning or suspension of gaming licenses could (and the revocation or non-renewal of gaming licenses, or the failure to reauthorize gaming in certain jurisdictions, would) materially adversely affect our operation in that jurisdiction. In addition, changes in law that restrict or prohibit our gaming operations in any jurisdiction could have a material adverse effect on us.

Colorado

The State of Colorado created the Division of Gaming (“Colorado Division”) within the Department of Revenue to license, implement, regulate and supervise the conduct of limited gaming under the Colorado Limited Gaming Act. The Director of the Colorado Division (“Colorado Director”), pursuant to regulations promulgated by, and subject to the review of, a five-member Colorado Limited Gaming Control Commission (“Colorado Commission”), has been granted broad power to ensure compliance with the Colorado gaming laws and regulations (collectively, the “Colorado Regulations”). The Colorado Director may inspect without notice, impound or remove any gaming device. The Colorado Director may examine and copy any licensee’s records, may investigate the background and conduct of licensees and their employees, and may bring disciplinary actions against licensees and their employees. The Colorado Director may also conduct detailed background investigations of persons who loan money to, or otherwise provide financing to, a licensee.

The Colorado Commission is empowered to issue five types of gaming and gaming-related licenses, and has delegated authority to the Colorado Director to issue certain types of licenses and approve certain changes in ownership. The licenses are revocable and non-transferable. The failure or inability of the Isle of Capri Black Hawk, LLC or CCSC/Blackhawk, Inc. (each, a “Colorado Casino” or collectively, the “Colorado Casinos”), or the failure or inability of others associated with any of the Colorado Casinos, including us, to maintain necessary gaming licenses or approvals would have a material adverse effect on our operations. All persons employed by any of the Colorado Casinos, and involved, directly or indirectly, in gaming operations in Colorado also are required to obtain a Colorado gaming license. All licenses must be renewed every two years. As a general rule, under the Colorado Regulations, no person may have an “ownership interest” in more than three retail gaming licenses in Colorado. The Colorado Commission has ruled that a person does not have an ownership interest in a retail gaming licensee for purposes of the multiple license prohibition if:

•                  that person has less than a 5% ownership interest in an institutional investor that has an ownership interest in a publicly traded licensee or publicly traded company affiliated with a licensee;

•                  a person has a 5% or more ownership interest in an institutional investor, but the institutional investor has less than a 5% ownership interest in a publicly traded licensee or publicly traded company affiliated with a licensee;

•                  an institutional investor has less than a 5% ownership interest in a publicly traded licensee or publicly traded company affiliated with a licensee;

•                  an institutional investor possesses voting securities in a fiduciary capacity for another person, and does not exercise voting control over 5% or more of the outstanding voting securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee;

•                  a registered broker or dealer retains possession of voting securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee for its customers and not for its own account, and exercises voting rights for less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded company affiliated with a licensee;

•                  a registered broker or dealer acts as a market maker for the stock of a publicly traded licensee or of a publicly traded company affiliated with a licensee and exercises voting rights in less than 5% of the outstanding voting securities of the publicly traded licensee or publicly traded company affiliated with a licensee;

•                  an underwriter is holding securities of a publicly traded licensee or publicly traded company affiliated with a licensee as part of an underwriting for no more than 90 days after the beginning of such underwriting if it exercises voting rights of less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded company affiliated with a licensee;

•                  a book entry transfer facility holds voting securities for third parties, if it exercises voting rights with respect to less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded company affiliated with a licensee; or

•                  a person’s sole ownership interest is less than 5% of the outstanding voting securities of the publicly traded licensee or publicly traded company affiliated with a licensee.

Because we own the Colorado Casinos, our business opportunities, and those of persons with an “ownership interest” in us, or any of the Colorado Casinos, are limited to interests that comply with the Colorado Regulations and the Colorado Commission’s rule.

In addition, pursuant to the Colorado Regulations, no manufacturer or distributor of slot machines or associated equipment may, without notification being provided to the Colorado Division within ten days, knowingly have an interest in any casino operator, allow any of its officers or any other person with a substantial interest in such business to have such an interest, employ any person if that person is employed by a casino operator, or allow any casino operator or person with a substantial interest therein to have an interest in a manufacturer’s or distributor’s business. A “substantial interest” means the lesser of (i) as large an interest in an entity as any other person or (ii) any financial or equity interest equal to or greater than 5%. The Colorado Commission has ruled that a person does not have a “substantial interest” if such person’s sole ownership interest in such licensee is through the ownership of less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded affiliated company of a licensee.

We are a “publicly traded corporation” under the Colorado Regulations.

Under the Colorado Regulations, any person or entity having any direct or indirect interest in a gaming licensee or an applicant for a gaming license, including, but not limited to, us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos and their security holders, may be required to supply the Colorado Commission with substantial information, including, but not limited to, background information, source of funding information, a sworn statement that such person or entity is not holding his or her interest for any other party, and fingerprints. Such information, investigation and licensing (or finding of suitability) as an “associated person” automatically will be required of all persons (other than certain institutional investors discussed below) which directly or indirectly beneficially own 10% or more of a direct or indirect beneficial ownership or interest in either of the two Colorado Casinos, through their beneficial ownership of any class of voting securities of us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos. Those persons must report their interest within 10 days (including institutional investors) and file appropriate applications within 45 days after acquiring that interest (other than certain institutional investors discussed below). Persons (including institutional investors) who directly or indirectly beneficially own 5% or more (but less than 10%) of a direct or indirect beneficial ownership or interest in either of the two Colorado Casinos, through their beneficial ownership of any class of voting securities of us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos, must report their interest to the Colorado Commission within 10 days after acquiring that interest and may be required to provide additional information and to be found suitable. (It is the current practice of the gaming regulators to require findings of suitability for persons beneficially owning 5% or more of a direct or indirect beneficial ownership or interest, other than certain institutional investors discussed below.) If certain institutional investors provide specified information to the Colorado Commission within 45 days after acquiring their interest (which, under the current practice of the gaming regulators is an interest of 5% or more, directly or indirectly) and are holding for investment purposes only, those investors, in the Colorado Commission’s discretion, may be permitted to own up to 14.99% of the Colorado Casinos through their beneficial ownership in any class of voting of securities of us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos, before being required to be found suitable. All licensing and investigation fees will have to be paid by the person in question.

The Colorado Regulations define a “voting security” to be a security the holder of which is entitled to vote generally for the election of a member or members of the board of directors or board of trustees of a corporation or a comparable person or persons of another form of business organization.

The Colorado Commission also has the right to request information from any person directly or indirectly interested in, or employed by, a licensee, and to investigate the moral character, honesty, integrity, prior activities, criminal record, reputation, habits and associations of: (1) all persons licensed pursuant to the Colorado Limited Gaming Act; (2) all officers, directors and stockholders of a licensed privately held corporation; (3) all officers, directors and stockholders holding either a 5% or greater interest or a controlling interest in a licensed publicly traded corporation; (4) all general partners and all limited partners of a licensed partnership; (5) all persons that have a relationship similar to that of an officer, director or stockholder of a corporation (such as members and managers of a limited liability company); (6) all persons supplying financing or loaning money to any licensee connected with the establishment or operation of limited gaming; (7) all persons having a contract, lease or ongoing financial or business arrangement with any licensee, where such contract, lease or arrangement relates to limited gaming operations, equipment devices or premises; and (8) all persons contracting with or supplying any goods and services to the gaming regulators.

Certain public officials and employees are prohibited from having any direct or indirect interest in a license or limited gaming.

In addition, under the Colorado Regulations, every person who is a party to a “gaming contract” (as defined below) or lease with an applicant for a license, or with a licensee, upon the request of the Colorado Commission or the Colorado Director, must promptly provide the Colorado Commission or Colorado Director all information that may be requested concerning financial history, financial holdings, real and personal property ownership, interests in other companies, criminal history, personal history and associations, character, reputation in the community and all other information that might be relevant to a determination of whether a person would be suitable to be licensed by the Colorado Commission. Failure to provide all information requested constitutes sufficient grounds for the Colorado Director or the Colorado Commission to require a licensee or applicant to terminate its “gaming contract” or lease with any person who failed to provide the information requested. In addition, the Colorado Director or the Colorado Commission may require changes in “gaming contracts” before an application is approved or participation in the contract is allowed. A “gaming contract” is defined as an agreement in which a person does business with or on the premises of a licensed entity.

The Colorado Commission and the Colorado Division have interpreted the Colorado Regulations to permit the Colorado Commission to investigate and find suitable persons or entities providing financing to or acquiring securities from us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos. As noted above, any person or entity required to file information, be licensed or found suitable would be required to pay the costs thereof and of any investigation. Although the Colorado Regulations do not require the prior approval for the execution of credit facilities or issuance of debt securities, the Colorado regulators reserve the right to approve, require changes to or require the termination of any financing, including if a person or entity is required to be found suitable and is not found suitable. In any event, lenders, note holders, and others providing financing will not be able to exercise certain rights and remedies without the prior approval of the Colorado gaming authorities. Information regarding lenders and holders of securities will be periodically reported to the Colorado gaming authorities.

Except under certain limited circumstances relating to slot machine manufacturers and distributors, every person supplying goods, equipment, devices or services to any licensee in return for payment of a percentage, or calculated upon a percentage, of limited gaming activity or income must obtain an operator license or be listed on the retailer’s license where such gaming will take place.

An application for licensure or suitability may be denied for any cause deemed reasonable by the Colorado Commission or the Colorado Director, as appropriate. Specifically, the Colorado Commission and the Colorado Director must deny a license to any applicant who, among other things: (1) fails to prove by clear and convincing evidence that the applicant is qualified; (2) fails to provide information and documentation requested; (3) fails to reveal any fact material to qualification, or supplies information which is untrue or misleading as to a material fact pertaining to qualification; (4) has been convicted of, or has a director, officer, general partner, stockholder, limited partner or other person who has a financial or equity interest in the applicant who has been convicted of, specified crimes, including the service of a sentence upon conviction of a felony in a correctional facility, city or county jail, or community correctional facility or under the state board of parole or any probation department within ten years prior to the date of the application, gambling-related offenses, theft by deception or crimes involving fraud or misrepresentation, is under current prosecution for such crimes (during the pendency of which license determination may be deferred), is a career offender or a member or associate of a career offender cartel, or is a professional gambler; or (5) has refused to cooperate with any state or federal body investigating organized crime, official corruption or gaming offenses. If the Colorado Commission determines that a person or entity is unsuitable to directly or indirectly own interests in us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., or either of the two Colorado Casinos, one or more of the Colorado Casinos may be sanctioned, which may include the loss of our approvals and licenses.

The Colorado Commission does not need to approve in advance a public offering of securities but rather requires the filing of notice and additional documents prior to a public offering of (i) voting securities, and (ii) non-voting securities if any of the proceeds will be used to pay for the construction of gaming facilities in Colorado, to directly or indirectly acquire an interest in a gaming facility in Colorado, to finance the operation of a gaming facility in Colorado or to retire or extend obligations for any of the foregoing. The Colorado Commission may, in its discretion, require additional information and prior approval of such public offering.

In addition, the Colorado Regulations prohibit a licensee or affiliated company thereof, such as us Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos, from paying any unsuitable person any dividends or interest upon any voting securities or any payments or distributions of any kind (except as set forth below), or paying any unsuitable person any remuneration for services or recognizing the exercise of any voting rights by any unsuitable person. Further, under the Colorado Regulations, each of the Colorado Casinos and IOC Black Hawk Distribution Company, LLC may repurchase its voting securities from anyone found unsuitable at the lesser of the cash equivalent to the original investment in the applicable Colorado Casino or IOC Black Hawk Distribution Company, LLC or the current market price as of the date of the finding of unsuitability unless such voting securities are transferred to a suitable person (as determined by the Colorado Commission) within sixty (60) days after the finding of unsuitability. A licensee or affiliated company must pursue all lawful efforts to require an unsuitable person to relinquish all voting securities, including purchasing such voting securities. The staff of Colorado Division has taken the position that a licensee or affiliated company may not pay any unsuitable person any interest, dividends or other payments with respect to non-voting securities, other than with respect to pursuing all lawful efforts to require an unsuitable person to relinquish non-voting securities, including by purchasing or redeeming such securities. Further, the regulations require anyone with a material involvement with a licensee, including a director or officer of a holding company, such as us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or either of the two Colorado Casinos, to file for a finding of suitability if required by the Colorado Commission.

Because of their authority to deny an application for a license or suitability, the Colorado Commission and the Colorado Director effectively can disapprove a change in corporate position of a licensee and with respect to any entity which is required to be found suitable, or indirectly can cause us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., IOC Black Hawk Distribution Company, LLC or the applicable Colorado Casino to suspend or dismiss managers, officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or who the authorities find unsuitable to act in such capacities.

Generally, a sale, lease, purchase, conveyance or acquisition of any interest in a licensee is prohibited without the Colorado Commission’s prior approval. However, because we are a publicly traded corporation, persons may acquire an interest in us (even, under current staff interpretations, a controlling interest) without the Colorado Commission’s prior approval, but such persons may be required to file notices with the Colorado Commission and applications for suitability (as discussed above) and the Colorado Commission may, after such acquisition, find such person unsuitable and require them to dispose of their interest. Under some circumstances, we may not sell any interest in our Colorado gaming businesses without the prior approval of the Colorado Commission.

Each Colorado Casino must meet specified architectural requirements, fire safety standards and standards for access for disabled persons. Each Colorado Casino also must not exceed specified gaming square footage limits as a total of each floor and the full building. Each Colorado Casino may permit only individuals 21 or older to gamble in the casino. No Colorado Casino may provide credit to its gaming patrons. Each Colorado Casino must comply with Colorado’s Gambling Payment Intercept Act, which governs the collection of unpaid child support costs on certain cash winnings from limited gaming. Each casino in Colorado also must take measures to prevent the use of Electronic Benefits Transfer cards at automated teller machines located on its premises. Further, on November 3, 2015, the Colorado Division issued an industry bulletin explaining that legal and illegal Colorado marijuana operations may be using casinos in Colorado to launder money, and reminding casinos to be diligent in complying with federal anti-money laundering reporting requirements so that unusual financial transactions or suspected incidents of money laundering, particularly by legal and illegal Colorado marijuana operations, may be promptly and sufficiently investigated.

As originally enacted by amendment to the Colorado Constitution, limited stakes gaming in Colorado was limited to slot machines, blackjack and poker, with a maximum single bet of $5.00, and casinos could operate only between 8 a.m. and 2 a.m. On November 4, 2008, however, Colorado voters approved a subsequent amendment to the Colorado Constitution that allowed the towns of Cripple Creek, Black Hawk, and Central City to add table games of craps and roulette, increase the maximum single bet to $100.00, and increase the permitted hours of operation to 24 hours per day effective July 2, 2009. In 2006, a statewide indoor smoking ban went into effect in the State of Colorado, but casinos were exempted from the original legislation. Effective January 1, 2008, the Colorado legislature repealed the exemption and extended the indoor smoking ban to casinos.

A licensee is required to provide information and file periodic reports with the Colorado Division, including identifying those who have a 5% or greater ownership, financial or equity interest in the licensee, or who have the ability to control the licensee, or who have the ability to exercise significant influence over the licensee, or who loan money or other things of value to a licensee, or who have the right to share in revenues of limited gaming, or to whom any interest or share in profits of limited gaming has been pledged as security for a debt or performance of an act. A licensee, and any parent company or subsidiary of a licensee, who has applied to a foreign jurisdiction for licensure or permission to conduct gaming, or who possesses a license to conduct foreign gaming, is required to notify the Colorado Division. Any person licensed by the Colorado Commission and any associated person of a licensee must report criminal convictions and criminal charges to the Colorado Division.

The Colorado Commission has broad authority to sanction, fine, suspend and revoke a license for violations of the Colorado Regulations. Violations of many provisions of the Colorado Regulations also can result in criminal penalties.

The Colorado Constitution currently permits gaming only in a limited number of cities and certain commercial districts in such cities.

The Colorado Constitution permits a gaming tax of up to 40% on adjusted gross gaming proceeds, and authorizes the Colorado Commission to change the rate annually. The current gaming tax rate is 0.25% on adjusted gross gaming proceeds of up to and including $2.0 million, 2% over $2.0 million up to and including $5.0 million, 9% over $5.0 million up to and including $8.0 million, 11% over $8.0 million up to and including $10.0 million, 16% over $10.0 million up to and including $13.0 million and 20% on adjusted gross gaming proceeds in excess of $13.0 million. The City of Black Hawk imposes an annual device fee of $945 per gaming device, which may be revised from time to time and which was increased to the current fee amount in 2014. The City of Black Hawk also has imposed other fees, including a business improvement district fee and transportation fee, calculated based on the number of devices and may revise the same or impose additional such fees.

Colorado participates in multi-state lotteries.

The sale of alcoholic beverages is subject to licensing, control and regulation by the Colorado liquor agencies. All persons who directly or indirectly hold a 10% or more interest in, or 10% or more of the issued and outstanding capital stock of, any of the Colorado Casinos, through their ownership of us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., or either of the two Colorado Casinos, must file applications and possibly be investigated by the Colorado liquor agencies. The Colorado liquor agencies also may investigate those persons who, directly or indirectly, loan money to or have any financial interest in liquor licensees. In addition, there are restrictions on stockholders, directors and officers of liquor licensees preventing such persons from being a stockholder, director, officer or otherwise interested in some persons lending money to liquor licensees and from making loans to other liquor licensees. All licenses are revocable and transferable only in accordance with all applicable laws. The Colorado liquor agencies have the full power to limit, condition, suspend or revoke any liquor license and any disciplinary action could (and revocation would) have a material adverse effect upon the operations of us, Black Hawk Holdings, LLC, IC Holdings Colorado, Inc., or the applicable Colorado Casino. Each Colorado Casino holds a retail gaming tavern liquor license for its casino, hotel and restaurant operations.

Persons directly or indirectly interested in either of the two Colorado Casinos may be limited in certain other types of liquor licenses in which they may have an interest, and specifically cannot have an interest in a retail liquor license (but may have an interest in a hotel and restaurant liquor license and several other types of liquor licenses). No person can hold more than three retail gaming tavern liquor licenses. The remedies of certain lenders may be limited by applicable liquor laws and regulations.

Florida

In June 1995, the Florida Department of Business and Professional Regulation, Division of Pari-Mutuel Wagering (the “Division”), issued its final order approving the transfer to the company’s wholly owned subsidiary, PPI, Inc. (“PPI”), the pari-mutuel wagering permits which authorize the acceptance of pari-mutuel wagers on harness horse and quarter horse races conducted at the Pompano Park Racetrack (“Pompano Park”) located in Pompano Beach, Florida. Harness horse racing at Pompano Park has been continuously conducted by PPI since the time it acquired the foregoing described harness horse racing permit through the present.  The license to conduct live evening harness racing performances at Pompano Park must be renewed annually and was most recently renewed in March 2016 for the State of Florida’s fiscal year of July 1, 2016 to June 30, 2017. PPI also has a quarterhorse racing permit that is not currently active.

The Florida statutes and the applicable rules and regulations of the Division set forth in the Florida Administrative Code (the “Florida Law”) establish a regulatory framework for pari-mutuel wagering activities in the State of Florida, including licensing requirements, a taxing structure on pari-mutuel permitholders and requirements for payments to the horsemen, including owners and breeders. Florida Law grants to the Division full regulatory power over all permitholders and licensees, including the power to revoke or suspend any permit or license upon the willful violation of Florida Law by a permitholder or a licensee. The Division must approve any transfer of five percent (5%) or more of the stock or other evidence of ownership or equity in all pari-mutuel racing permitholders such as PPI. In addition to the power to suspend or revoke a permit or license for a willful violation of Florida Law, the Division also is granted the power to impose various civil penalties on the permitholder or licensee. Penalties may not exceed $1,000 for each count or separate offense.

PPI races 126 live performances annually, down from 140 live performances annually due to a one-time statutory reduction recently implemented.  PPI also is authorized to conduct full-card pari-mutuel wagering on: (1) simulcast harness races from outside of Florida throughout the racing season; and (2) night-time (after 6 p.m.) thoroughbred races conducted outside of Florida.  Such races may be simulcast only to a Florida thoroughbred track. If the Florida thoroughbred track accepts wagers on those races, it is required by law to rebroadcast the signal to PPI which will accept pari-mutuel wagers on the races. PPI also has the right under Florida Law to conduct full-card simulcasting of harness racing on days during which no live racing is held at Pompano Park; however, on non-race days, Pompano Park must rebroadcast the simulcast signals to other pari-mutuel facilities that are eligible to conduct intertrack wagering. In addition, Pompano Park may transmit its live harness races into any dog racing or jai alai facility in Florida, including facilities in Miami-Dade and Broward Counties, for intertrack wagering.  Pompano Park also receives live races from other Florida pari-mutuel facilities for intertrack wagering.  Florida Law establishes the allocation of contributions to the pari-mutuel pools between Pompano Park and the other facilities sharing such signals.

Florida Law authorizes pari-mutuel facilities, including Pompano Park, to operate card rooms in those counties in which card rooms have been approved by a majority vote of the County Commission and a local ordinance adopted. The County Commission of Broward County, where Pompano Park is located, has approved the operation of card rooms in Broward County. Although the provisions of Florida Law regarding card room operations have been amended frequently by the Florida Legislature, the amendments generally have resulted in the regulatory scheme becoming more liberal as opposed to becoming more restrictive. Under amendments which became effective on July 1, 2007, the beneficial changes included permitting daily operations for any twelve (12) hour period without the requirement for live racing, raising the limit on the maximum bet amount from $2.00 to $5.00 with up to three (3) raises allowed per round, providing less restrictive regulations for tournaments and allowing the operator to award prizes and create jackpots not tied to the amount bet.

In November 2004, the voters in the State of Florida amended the Florida State Constitution to allow the voters of Miami-Dade and Broward Counties to decide whether to approve slot machines at existing racetracks and jai alai frontons which had conducted live racing or games in the calendar years 2002 and 2003, in their respective counties. Broward County voters approved that county’s local referendum in 2005 and Miami-Dade voters approved that county’s local referendum in 2008. Legislation enacted by the Florida Legislature in 2005, and amended in 2007, (the “Florida Slot Law”) implemented the constitutional amendment by authorizing Pompano Park and three (3) other pari-mutuel facilities in Broward and the pari-mutuel facilities in Miami-Dade County to offer slot machine gaming to patrons at those facilities. Although there are pari-mutuel facilities in numerous other counties, slot machine gaming presently is authorized only in Broward and Miami-Dade Counties. In April 2007, PPI opened a new casino facility at Pompano Park adjacent to the harness race facility.

Florida slot machine gaming laws require the slot licensee to continue to be in compliance with the pari-mutuel laws and maintain the pari-mutuel license in good standing by, among other things, conducting a full schedule of live racing. The following regulatory provisions also are applicable to slot machine gaming at Pompano Park:

•                  The facility may be operated 365 days per year, eighteen (18) hours per weekday and twenty-four (24) hours on weekends.

•                  The maximum number of machines is 2,000 Vegas-style (Class III) slot machines per facility, with a payout percentage of at least eighty-five percent (85%).

•                  The annual license fee is $2,000,000.00.

•                  Effective July 1, 2010, the tax payable to the State of Florida is thirty-five percent (35%) of net slot machine revenue.

•                  The machines will not accept coins or currency, but are ticket in/ticket out.

•                  The minimum age to play the machines is twenty-one (21) years.

•                  ATMs are permitted in the facility but not on the gaming floor.

•                  The Division is the regulatory agency charged with the duty of enforcing the provisions of the Florida Law.

PPI also pays combined county and city taxes of approximately three and one-half percent (3.5%) on the first $250 million of net slot machine revenue and five percent (5%) on net slot machine revenue over $250 million.

In April 2009, legislation was passed which set forth and granted the parameters under which the Governor has authority to enter into an Indian Gaming Compact (“Compact”) with the Seminole Indian Tribe of Florida on behalf of the State of Florida for the purpose of authorizing Class III gaming.  Additionally, the legislation provided for a reduction of the tax rate on slot machines operated by pari-mutuel facilities from fifty percent (50%) to thirty-five percent (35%) with a guarantee of tax revenue to the state, from all slot facilities, of no less than the amount that was collected in the fiscal year ended June 30, 2009, from all slot facilities. The tax guarantee was easily met. After the proposed effective date of the legislation, two (2) new slot facilities opened in Miami-Dade County.  These facilities created enough new tax revenue to ensure that total revenues exceeded revenue collected in the base year. The legislation also reduced the annual license fee from $3 million to $2.5 million for the State of Florida’s 2010 Fiscal Year and to $2 million each fiscal year thereafter.  It allowed slot machines to be linked using a progressive system and expanded poker operations to allow operation for eighteen (18) hours per day on week days and twenty-four (24) hours per day on weekends. In addition, it authorized no-limit poker games and tournaments.

The legislation was subject to certain conditions, all of which were met, rendering the above referenced provisions effective as of July 1, 2010.  The same act expanded the number of slot facilities in Miami-Dade County by authorizing a new slot license for Hialeah race track, which was not an eligible slot facility under the 2004 constitutional amendment. The act also set forth a method for further expansion of slots at other pari-mutuel facilities throughout the state by authorizing, under certain conditions, a countywide referendum on slots.  After several counties attempted to authorize slots by referendum, the Attorney General officially opined that further legislative or constitutional authorization was necessary before any expansion could proceed.  The Division has adopted the same position.

The position of the Division was appealed to the 1st District Court of Appeal in 2015, which upheld the Division’s position.  The 1st District’s opinion was certified to the Florida Supreme Court and Oral argument was held June 7, 2016.

Iowa

In 1989, the State of Iowa legalized riverboat gaming on the Mississippi River and other navigable waterways located in Iowa. The legislation authorized the granting of licenses to “qualified sponsoring organizations.” A “qualified sponsoring organization” is defined as a nonprofit corporation organized under the laws of the State of Iowa, or a person or association that can show to the satisfaction of the Iowa Racing and Gaming Commission (the “Iowa Racing and Gaming Commission”) that the person or association is eligible for exemption from federal income taxation under Section 501(c)(3), (4), (5), (6), (7), (8), (10) or (19) of the Internal Revenue Code (hereinafter “not-for-profit corporation”). The not-for-profit corporations can, in turn, enter into operating agreements with qualified persons who actually conduct riverboat gaming operations. Such operators must likewise be approved and licensed by the Iowa Racing and Gaming Commission.

The Isle-Bettendorf’s operator’s contract with the Scott County Regional Authority, a non-profit corporation organized for the purpose of facilitating riverboat gaming in Bettendorf, Iowa, was amended in March 2015.  The amendment extends the term for a period of ten years and provides for automatic renewals for succeeding five-year periods as long as gaming remains approved in Scott County. Under the amended operator’s contract, the Isle-Bettendorf continues to pay the Scott County Regional Authority a fee equal to 4.1% of the adjusted gross receipts; however, once the land-based gaming facility opens to the public, the revenue share will convert from a fixed rate to a variable rate based on the level of adjusted gross receipts (as defined in Section 99F.1(1) of the Iowa Code).   Further, the Isle-Bettendorf pays a fee to the City of Bettendorf equal to 1.65% of adjusted gross receipts.

In June 1994, Upper Mississippi Gaming Corporation, a not-for-profit corporation organized for the purpose of facilitating riverboat gaming in Marquette, Iowa, entered into an operator’s agreement for the Isle-Marquette for a period of twenty-five years. Under the operator’s agreement, the not-for-profit corporation is to be paid a fee of $0.50 per passenger. The operator’s agreement between Upper Mississippi Gaming Corporation and the Isle-Marquette was amended on November 10, 2015 (the “First Amendment — Marquette”) to extend the term of the operator’s agreement until June 10, 2044. The First Amendment — Marquette also amends the payments from the Isle-Marquette to the not-for-profit corporation to include a $50,000 lump sum payment due July 31, 2016; a $100,000 lump sum payment due July 31, 2017; a $100,000 lump sum payment due July 31, 2018; a $200,000 lump sum payment due July 31, 2019; and beginning on July 1, 2019 and continuing through the end of the term of the First Amendment — Marquette a monthly payment shall be made from the Isle-Marquette to the not-for-profit corporation equal to 3.25% of the adjusted gross receipts of the Isle-Marquette’s gaming operation.

Further, pursuant to a dock site agreement dated June 10, 1994 (which also has a term of twenty-five years), the Isle-Marquette is required to pay a fee to the City of Marquette in the amount of $1.00 per passenger, plus a fixed amount of $15,000 per month and 2.5% of gaming revenues (less state wagering taxes) in excess of $20.0 million but less than $40.0 million; 5% of gaming revenues (less state wagering taxes) in excess of $40.0 million but less than $60.0 million; and 7.5% of gaming revenues (less state wagering taxes) in excess of $60.0 million. The dock site agreement with the City of Marquette was amended on November 19, 2015 to extend its term until June 10, 2044 (matching that of the operator’s contract with Upper Mississippi Gaming Corporation). The amendment to the dock site agreement also changes the terms of the rental payments to the City of Marquette. Beginning June 10, 2019, the Isle-Marquette will pay the city 1.52% of net gambling receipts. Such payments will be made in lieu of any per passenger admission fees.

In November 2004, the Black Hawk County Gaming Association, a not-for-profit corporation organized for the purpose of facilitating riverboat gaming in Waterloo, Iowa entered into an operator’s agreement with the Isle-Waterloo to conduct riverboat gaming in Waterloo, Iowa. The operating agreement requires that Isle-Waterloo make weekly payments to the qualified sponsoring organization equal to 4.1% of each week’s adjusted gross receipts and an additional fee of 1.65% of each week’s adjusted gross receipts in lieu of any admission or docking fee which might otherwise be charged by the county or any city (as defined in Section 99F.1(1) of the Iowa Code). This agreement will remain in effect through March 31, 2018 and may be extended by the Isle-Waterloo for three-year periods so long as it has substantially complied with gaming laws and regulations and holds a license to conduct gaming. In addition, the Isle-Waterloo has agreed to pay a development fee to the City. Pursuant to an admission fee administration and development agreement with the City and Black Hawk County Gaming Association the Isle-Waterloo shall pay a development fee equal to 1% of each week’s adjusted gross receipts.

Iowa law permits gaming licensees to offer unlimited stakes gaming on games approved by the Iowa Racing and Gaming Commission on a 24-hour basis. Land-based casino gaming was authorized on July 1, 2007 and the Iowa Racing and Gaming Commission now permits licensees the option to operate on permanently moored vessels, moored barges, or approved gambling structures. The legal age for gaming is 21.

All Iowa licenses were approved for renewal at the March 3, 2016 Iowa Racing and Gaming Commission meeting. These licenses are not transferable and will need to be renewed in March 2017 and prior to the commencement of each subsequent annual renewal period.

The ownership and operation of gaming facilities in Iowa are subject to extensive state laws, regulations of the Iowa Racing and Gaming Commission and various county and municipal ordinances (collectively, the “Iowa Gaming Laws”), concerning the responsibility, financial stability and character of gaming operators and persons financially interested or involved in gaming operations. Iowa Gaming Laws seek to: (1) prevent unsavory or unsuitable persons from having direct or indirect involvement with gaming at any time or in any capacity; (2) establish and maintain responsible accounting practices and procedures; (3) maintain effective control over the financial practices of licensees (including the establishment of minimum procedures for internal fiscal affairs, the safeguarding of assets and revenues, the provision of reliable record keeping and the filing of periodic reports with the Iowa Gaming Commission); (4) prevent cheating and fraudulent practices; and (5) provide a source of state and local revenues through taxation and licensing fees. Changes in Iowa Gaming Laws could have a material adverse effect on the Iowa gaming operations.

The Iowa gaming operations must submit detailed financial and operating reports to the Iowa Racing and Gaming Commission. Certain contracts of licensees in excess of $100,000 must be submitted to and approved by the Iowa Racing and Gaming Commission. Certain officers, directors, managers and key employees of the Iowa gaming operations are required to be licensed by the Iowa Racing and Gaming Commission. Gaming licenses granted to individuals must be renewed every three years, and licensing authorities have broad discretion with regard to such renewals. Licenses are not transferable.  Employees associated with gaming must obtain occupational licenses that are subject to immediate suspension under specific circumstances. In addition, anyone having a material relationship or involvement with the Iowa gaming operations may be required to be found suitable or to be licensed, in which case those persons would be required to pay the costs and fees of the Iowa Racing and Gaming Commission and Division of Criminal Investigation in connection with the investigation. The Iowa Racing and Gaming Commission may require any person who acquires 5% or more of a licensee’s equity securities to submit to a background investigation and be found suitable. The applicant stockholder is required to pay all costs of this investigation. The Iowa Racing and Gaming Commission may deny an application for a license for any cause deemed reasonable. In addition to its authority to deny an application for license, the Iowa Racing and Gaming Commission has jurisdiction to disapprove a change in position by officers or key employees and the power to require the Iowa gaming operations to suspend or dismiss officers, directors or other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the Iowa Racing and Gaming Commission finds unsuitable to act in such capacities.

The Iowa Racing and Gaming Commission may revoke a gaming license if the licensee:

•                  has been suspended from operating a gaming operation in another jurisdiction by a board or commission of that jurisdiction;

•                  has failed to demonstrate financial responsibility sufficient to meet adequately the requirements of the gaming enterprise;

•                  is not the true owner of the enterprise;

•                  has failed to disclose ownership of other persons in the enterprise;

•                  is a corporation 10% of the stock of which is subject to a contract or option to purchase at any time during the period for which the license was issued, unless the contract or option was disclosed to the Iowa Racing and Gaming Commission and the Iowa Racing and Gaming Commission approved the sale or transfer during the period of the license;

•                  knowingly makes a false statement of a material fact to the Iowa Racing and Gaming Commission;

•                  fails to meet a monetary obligation in connection with an excursion gaming boat;

•                  pleads guilty to, or is convicted of a felony;

•                  loans to any person, money or other thing of value for the purpose of permitting that person to wager on any game of chance;

•                  is delinquent in the payment of property taxes or other taxes or fees or a payment of any other contractual obligation or debt due or owed to a city or county; or

•                  assigns, grants or turns over to another person the operation of a licensed excursion boat (this provision does not prohibit assignment of a management contract approved by the Iowa Racing and Gaming Commission) or permits another person to have a share of the money received for admission to the excursion boat.

If it were determined that the Iowa Gaming Laws were violated by a licensee, the gaming licenses held by a licensee could be limited, made conditional, suspended or revoked. In addition, the licensee and the persons involved could be subject to substantial fines for each separate violation of the Iowa Gaming Laws in the discretion of the Iowa Racing and Gaming Commission. Limitations, conditioning or suspension of any gaming license could (and revocation of any gaming license would) have a material adverse effect on operations.

Gaming taxes approximating 22% of the adjusted gross receipts will be payable by each licensee on its operations to the State of Iowa.  The state of Iowa is also reimbursed by the licensees for all costs associated with monitoring and enforcement by the Iowa Racing and Gaming Commission and the Iowa Department of Criminal Investigation. The Iowa Racing and Gaming Commission may approve a qualifying licensee’s debt transactions via a shelf application process. Licensees are eligible to make a shelf application where the parent company of the licensee has (1) a class of securities listed on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automatic Quotation System (NASDAQ) or has stockholders’ equity in the amount of $15 million or more as reported in the parent company’s most recent report on Form 10-K or Form 10-Q filed with the Securities and Exchange Commission (SEC) immediately preceding application; and (2) filed all reports required by the SEC.  The Iowa Racing and Gaming Commission may grant approval of a shelf application for a period not to exceed three years.  The Iowa Racing and Gaming Commission representative may rescind a shelf approval without prior written notice, and may lift the rescission upon the satisfaction of any such terms and conditions as required by the Iowa Racing and Gaming Commission.

Louisiana

In July 1991, Louisiana enacted legislation permitting certain types of gaming activity on certain rivers and waterways in Louisiana. The legislation granted authority to supervise riverboat gaming activities to the Louisiana Riverboat Gaming Commission and the Riverboat Gaming Enforcement Division of the Louisiana State Police. The Louisiana Riverboat Gaming Commission was authorized to hear and determine all appeals relative to the granting, suspension, revocation, condition or renewal of all licenses, permits and applications. In addition, the Louisiana Riverboat Gaming Commission established regulations concerning authorized routes, duration of excursions, minimum levels of insurance, construction of riverboats and periodic inspections. The Riverboat Gaming

Enforcement Division of the Louisiana State Police was authorized to investigate applicants and issue licenses, investigate violations of the statute and conduct continuing reviews of gaming activities.

In May 1996, regulatory oversight of riverboat gaming was transferred to the Louisiana Gaming Control Board, which is comprised of nine voting members appointed by the governor. The Louisiana Gaming Control Board now oversees all licensing matters for riverboat casinos, land-based casinos, racinos, video poker and certain aspects of Native American gaming other than those responsibilities reserved to the Louisiana State Police.

The Louisiana Gaming Control Board is empowered to issue up to 15 licenses to conduct gaming activities on a riverboat in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one designated waterway.

The Louisiana State Police continues to be involved broadly in gaming enforcement and reports to the Louisiana Gaming Control Board. Louisiana law permits the Louisiana State Police, among other things, to continue to (1) conduct suitability investigations, (2) audit, investigate and enforce compliance with standing regulations, (3) initiate enforcement and administrative actions and (4) perform “all other duties and functions necessary for the efficient, efficacious, and thorough regulation and control of gaming activities and operations” under the Louisiana Gaming Control Board’s jurisdiction.

Louisiana gaming law specifies certain restrictions relating to the operation of riverboat gaming, including the following:

•                  agents of the Louisiana State Police are permitted on board at any time during gaming operations;

•                  gaming devices, equipment and supplies may only be purchased or leased from permitted suppliers and, with respect to gaming equipment, from permitted manufacturers;

•                  gaming may only take place in the designated gaming area while the riverboat is docked on a designated river or waterway;

•                  gaming equipment may not be possessed, maintained or exhibited by any person on a riverboat except in the specifically designated gaming area or in a secure area used for inspection, repair or storage of such equipment;

•                  wagers may be received only from a person present on a licensed riverboat;

•                  persons under 21 are not permitted in designated gaming areas;

•                  except for slot machine play, wagers may be made only with tokens, chips or electronic cards purchased from the licensee aboard a riverboat;

•                  licensees may only use docking facilities and routes for which they are licensed and may only board and discharge passengers at the riverboat’s licensed berth;

•                  licensees must have adequate protection and indemnity insurance;

•                  licensees must have all necessary federal and state licenses, certificates and other regulatory approvals prior to operating a riverboat; and

•                  gaming may only be conducted in accordance with the terms of the license and Louisiana law.

To receive a gaming license in Louisiana, an applicant must be found to be a person of good character, honesty and integrity and a person whose prior activities, criminal record, if any, reputation, habits and associations do not (1) pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming or (2) create or enhance the dangers of unsuitable, unfair or illegal practices, methods and activities in the conduct of gaming or the carrying on of business and financial arrangements of gaming activities. In addition, the Louisiana Gaming Control Board will not grant a license unless it finds that, among other things:

•                  the applicant can demonstrate the capability, either through training, education, business experience or a combination of the preceding, to operate a gaming operation;

•                  the proposed financing of the riverboat and the gaming operations is adequate for the nature of the proposed operation and is from a suitable and acceptable source;

•                  the applicant demonstrates a proven ability to operate a vessel of comparable size, capacity and complexity to a riverboat so as to ensure the safety of its passengers;

•                  the applicant submits with its application for a license a detailed plan of design of the riverboat;

•                  the applicant designates the docking facilities to be used by the riverboat;

•                  the applicant shows adequate financial ability to construct and maintain a riverboat; and

•                  the applicant has a good faith plan to recruit, train and upgrade minorities in all employment classifications.

An initial license to conduct riverboat gaming operations is valid for a term of five years and legislation passed in the 1999 legislative session provides for renewals every five years thereafter. Louisiana gaming law provides that a renewal application for the period succeeding the initial five-year term of an operator’s license must be made to the Louisiana Gaming Control Board and must include a statement under oath of any and all changes in information, including financial information, provided in the previous application. The transfer of a license or an interest in a license is prohibited. A gaming license is deemed to be a privilege under Louisiana law and, as such, may be denied, revoked, suspended, conditioned or limited at any time by the Louisiana Gaming Control Board.

St. Charles Gaming Company, L.L.C. (“St. Charles Gaming”) is the sole Isle licensee in Louisiana operating its gaming operations on the riverboat known as Grand Palais in Calcasieu Parish.  St. Charles Gaming received its initial approval in March 1993. Isle received approval in July 1995 to acquire its interest in St. Charles Gaming. St. Charles Gaming has been awarded four (4) five-year renewals on July 20, 1999, March 29, 2005, February 23, 2010 and March 29, 2015.

Certain persons affiliated with a riverboat gaming licensee, including directors and officers of the licensee, directors and officers of any holding company of the licensee involved in gaming operations, persons holding 5% or greater interests in the licensee and persons exercising influence over a licensee, are subject to the application and suitability requirements of Louisiana gaming law.

The sale, purchase, assignment, transfer, pledge or other hypothecation, lease, disposition or acquisition by any person of securities that represent 5% or more of the total outstanding shares issued by a licensee is subject to the approval of the Louisiana Gaming Control Board. A security issued by a licensee must generally disclose these restrictions. Prior approval from the Louisiana Gaming Control Board is required for the sale, purchase, assignment, transfer, pledge or other hypothecation, lease, disposition or acquisition of any ownership interest of 5% or more of any non-corporate licensee or for the transfer of any “economic interest” of 5% or more of any licensee or affiliated gaming person. An “economic interest” is defined as any interest whereby a person receives or is entitled to receive, by agreement or otherwise, a profit, gain, thing of value, loan, credit, security interest, ownership interest or other benefit.

Fees payable to the state for conducting gaming activities on a riverboat include (1) $50,000 per riverboat for the first year of operation and $100,000 per year per riverboat thereafter, plus (2) 21.5% of net gaming proceeds. Legislation was passed during the 2001 legislative session that allowed those riverboats that had been required to conduct cruises, including the riverboat at the Isle-Lake Charles, to remain permanently dockside beginning April 1, 2001. The legislation also increased the gaming tax for operators from 18.5% to 21.5%. A statute also authorizes local governing authorities to levy boarding fees. We currently have a development agreement with the Calcasieu Parish Police Jury pursuant to which we make payments in lieu of boarding fees.

A licensee must notify and/or seek approval from the Louisiana Gaming Control Board in connection with any withdrawals of capital, loans, advances or distributions in excess of 5% of retained earnings for a corporate licensee, or of capital accounts for a partnership or limited liability company licensee, upon completion of any such transaction. The Louisiana Gaming Control Board may issue an emergency order for not more than ten days prohibiting payment of profits, income or accruals by, or investments in, a licensee., Riverboat gaming licensees and their affiliates must notify the Louisiana Gaming Control Board of all debt, credit, financing and loan transactions, including the identity of debt holders, no less than 20 days prior to the proposed transaction. The Louisiana Gaming Control Board is required to investigate the reported loan, extension of credit or modification thereof to determine whether an exemption exists or, if such exemption is not applicable, to either approve or disapprove the transaction. If the Louisiana Gaming Control Board disapproves of a transaction, the transaction cannot be entered into by the licensee or affiliate. We are an affiliate of our subsidiary that holds the license to conduct riverboat gaming at the Isle-Lake Charles.  An affiliate of a licensee which is a publicly traded company may apply to the Louisiana Gaming Control Board for shelf approval of debt transactions.  An affiliate of a licensee is eligible to file a shelf application if it has a class of securities listed on either the New York Stock Exchange (NYSE), the American Stock Exchange (ASE) or the National Association of Securities Dealers Automatic Quotation System (NASDAQ), or has stockholders’ equity in the amount of $15 million or more as reported in its most recent report on Form 10-K or Form 10-Q filed with the Securities Exchange Commission (SEC) immediately preceding application and 2.) has filed all reports required to be filed by section 13, or section 15(d) of the Securities and Exchange Act of 1934 during the preceding 12 months, or for such a shorter period that the affiliate has been required to file such reports.    Approvals for shelf applications may be granted for a period not to exceed 3 years under such terms and conditions determined by the Louisiana Gaming Control Board including a limitation on the maximum amount of total debt permitted to be borrowed.   We have received a shelf approval for debt transactions.

The failure of a licensee to comply with the requirements set forth above may result in the suspension or revocation of that licensee’s gaming license. Additionally, if the Louisiana Gaming Control Board finds that the individual owner or holder of a security of a corporate license or intermediary company or any person with an economic interest in a licensee is not qualified under Louisiana law, the Louisiana Gaming Control Board may require, under penalty of suspension or revocation of the license, that the person not:

•                  receive dividends or interest on securities of the corporation;

•                  exercise directly or indirectly a right conferred by securities of the corporation;

•                  receive remuneration or economic benefit from the licensee;

•                  exercise significant influence over activities of the licensee; or

•                  continue its ownership or economic interest in the licensee.

A licensee must periodically report the following information to the Louisiana Gaming Control Board, which is not confidential and is available for public inspection: (1) the licensee’s net gaming proceeds from all authorized games, (2) the amount of net gaming proceeds tax paid and (3) all quarterly and annual financial statements presenting historical data, including annual financial statements that have been audited by an independent certified public auditor.

During the 1996 special session of the Louisiana legislature, legislation was enacted placing on the ballot for a statewide election a constitutional amendment limiting the expansion of gaming, which was subsequently passed by the voters. As a result, local option elections are required before new or additional forms of gaming can be brought into a parish.

Proposals to amend or supplement Louisiana’s riverboat gaming statute are frequently introduced in the Louisiana State Legislature. There is no assurance that changes in Louisiana gaming law will not occur or that such changes will not have a material adverse effect on our business in Louisiana.

Mississippi

In June 1990, Mississippi enacted legislation legalizing dockside casino gaming for counties along the Mississippi River, which is the western border for most of the state, and the Gulf Coast, which is the southern border for most of the state. The legislation gave each of those counties the opportunity to hold a referendum on whether to allow dockside casino gaming within its boundaries.

In its 2005 regular session, the legislature amended Mississippi law to allow gaming to be conducted on vessels or cruise vessels placed upon permanent structures located on, in or above the Mississippi River, on, in or above navigable waters in eligible counties along the Mississippi River or on, in or above the waters lying south of the counties along the Mississippi Gulf Coast. Later, after Hurricane Katrina, the Mississippi legislature again amended the law to allow land-based gaming along the Gulf Coast in very limited circumstances. Mississippi law permits unlimited stakes gaming on a 24-hour basis and does not restrict the percentage of space that may be utilized for gaming. There are no limitations on the number of gaming licenses that may be issued in Mississippi.

The ownership and operation of gaming facilities in Mississippi are subject to extensive state and local regulation intended to:

•                  prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity;

•                  establish and maintain responsible accounting practices and procedures for gaming operations;

•                  maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports;

•                  provide a source of state and local revenues through taxation and licensing fees;

•                  prevent cheating and fraudulent practices; and

•                  ensure that gaming licensees, to the extent practicable, employ Mississippi residents.

State gaming regulations are subject to amendment and interpretation by the Mississippi Gaming Commission. Changes in Mississippi laws or regulations may limit or otherwise materially affect the types of gaming that may be conducted in Mississippi and such changes, if enacted, could have an adverse effect on us and our Mississippi gaming operations.

We are registered as a publicly traded corporation under the Mississippi Gaming Control Act. Our gaming operations in Mississippi are subject to regulatory control by the Mississippi Gaming Commission, the Mississippi Department of Revenue and various other local, city and county regulatory agencies (collectively referred to as the “Mississippi Gaming Authorities”). Our subsidiaries have obtained gaming licenses from the Mississippi Gaming Authorities. We must obtain a waiver from the Mississippi Gaming Commission before beginning certain proposed gaming operations outside of Mississippi, and we must notify the Mississippi Gaming Commission in writing within 30 days after commencing certain gaming operations outside the state. The licenses held by our Mississippi gaming operations have terms of three years and are not transferable. The Isle-Lula and the Lady Luck Casino Vicksburg property hold licenses effective from May 23, 2015, through May 22, 2018. In addition, our wholly-owned subsidiary, IOC Manufacturing, Inc., holds a manufacturer and distributor’s license, so that we may perform certain upgrades to our Mississippi player tracking system. This license has a term of three years effective June 16, 2014 through June 15, 2017. The license is not transferable. There is no assurance that new licenses can be obtained at the end of each three-year period of a license. Moreover, the Mississippi Gaming Commission may, at any time, and for any cause it deems reasonable, revoke, suspend, condition, limit or restrict a license or approval to own shares of stock in our subsidiaries that operate in Mississippi.

Substantial fines for each violation of Mississippi’s gaming laws or regulations may be levied against us, our subsidiaries and the persons involved. Disciplinary action against us or one of our subsidiary gaming licensees in any jurisdiction may lead to disciplinary action against us or any of our subsidiary licensees in Mississippi, including, but not limited to, the revocation or suspension of any such subsidiary gaming license.

We, along with each of our Mississippi gaming subsidiaries, must periodically submit detailed financial, operating and other reports to the Mississippi Gaming Commission and/or the Mississippi Department of Revenue. Numerous transactions, including but not limited to substantially all loans, leases, sales of securities and similar financing transactions entered into by any of our Mississippi gaming subsidiaries must be reported to or approved by the Mississippi Gaming Commission. In addition, the Mississippi Gaming Commission may, at its discretion, require additional information about our operations.

Certain of our officers and employees and the officers, directors and certain key employees of our Mississippi gaming subsidiaries must be found suitable or be licensed by the Mississippi Gaming Commission. We believe that all required findings of suitability related to all of our Mississippi properties have been applied for or obtained, although the Mississippi Gaming Commission at its discretion may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with us may be required to be found suitable or licensed, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Gaming Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Gaming Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Gaming Commission has jurisdiction to disapprove a change in a licensed position. The Mississippi Gaming Commission has the power to require us and any of our Mississippi gaming subsidiaries to suspend or dismiss officers, directors and other key employees or to sever relationships with other persons who refuse to file appropriate applications or who the authorities find unsuitable to act in such capacities.

Employees associated with gaming must obtain work permits that are subject to immediate suspension under certain circumstances. The Mississippi Gaming Commission will refuse to issue a work permit to a person who has been convicted of a felony, committed certain misdemeanors or knowingly violated the Mississippi Gaming Control Act, and it may refuse to issue a work permit to a gaming employee for any other reasonable cause.

At any time, the Mississippi Gaming Commission has the power to investigate and require the finding of suitability of any record or beneficial stockholder of ours. The Mississippi Gaming Control Act requires any person who individually or in association with others acquires, directly or indirectly, beneficial ownership of more than 5% of our common stock to report the acquisition to the Mississippi Gaming Commission, and such person may be required to be found suitable. In addition, the Mississippi Gaming Control Act requires any person who, individually or in association with others, becomes, directly or indirectly, a beneficial owner of more than 10% of our common stock, as reported to the U.S. Securities and Exchange Commission, to apply for a finding of suitability by the Mississippi Gaming Commission and pay the costs and fees that the Mississippi Gaming Commission incurs in conducting the investigation.

The Mississippi Gaming Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of 5% or more of a registered publicly traded corporation’s stock. However, the Mississippi Gaming Commission has adopted a regulation that may permit certain “institutional” investors to obtain waivers that allow them to beneficially own, directly or indirectly, up to 15% (19% in certain specific instances) of the voting securities of a registered publicly traded corporation without a finding of suitability. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Gaming Commission may be found unsuitable. We believe that compliance by us with the licensing procedures and regulatory requirements of the Mississippi Gaming Commission will not affect the marketability of our securities. Any person found unsuitable who holds, directly or indirectly, any beneficial ownership of our securities beyond such time as the Mississippi Gaming Commission prescribes may be guilty of a misdemeanor. We are subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with us or our subsidiaries operating casinos in Mississippi, we:

•                  pay the unsuitable person any dividend or other distribution upon its voting securities;

•                  recognize the exercise, directly or indirectly, of any voting rights conferred by its securities;

•                  pay the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or

•                  fail to pursue all lawful efforts to require the unsuitable person to divest itself of the securities, including, if necessary, our immediate purchase of the securities for cash at a fair market value.

We may be required to disclose to the Mississippi Gaming Commission upon request the identities of the holders of any of our debt securities. In addition, under the Mississippi Gaming Control Act, the Mississippi Gaming Commission may, in its discretion, (1) require holders of our securities, including our notes, to file applications, (2) investigate such holders and (3) require such holders to be found suitable to own such securities. Although the Mississippi Gaming Commission generally does not require the individual holders of obligations such as our notes to be investigated and found suitable, the Mississippi Gaming Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Gaming Commission in connection with such an investigation.

The Mississippi regulations provide that a change in control of us may not occur without the prior approval of the Mississippi Gaming Commission. Mississippi law prohibits us from making a public offering of our securities without the approval of the Mississippi Gaming Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi, or to retire or extend obligations incurred for one or more such purposes. The Mississippi Gaming Commission has the authority to grant a continuous approval of securities offerings and has granted such approval to us, subject to renewal every three years.

Regulations of the Mississippi Gaming Commission prohibit certain repurchases of securities of publicly traded corporations registered with the Mississippi Gaming Commission, including holding companies such as ours, without prior approval of the Mississippi Gaming Commission. Transactions covered by these regulations are generally aimed at discouraging repurchases of securities at a premium over market price from certain holders of greater than 3% of the outstanding securities of the registered publicly traded corporation. The regulations of the Mississippi Gaming Commission also require prior approval for a “plan of recapitalization” as defined in such regulations.

We must maintain in the State of Mississippi current stock ledgers, which may be examined by the Mississippi Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We must render maximum assistance in determining the identity of the beneficial owner.

Mississippi law requires that certificates representing shares of our common stock bear a legend to the general effect that the securities are subject to the Mississippi Gaming Control Act and regulations of the Mississippi Gaming Commission. The Mississippi Gaming Commission has the authority to grant a waiver from the legend requirement, which we have obtained. The Mississippi Gaming Commission, through the power to regulate licenses, has the power to impose additional restrictions on the holders of our securities at any time.

The Mississippi Gaming Commission enacted a regulation in 1994 requiring that, as a condition to licensure, an applicant must provide a plan to develop “infrastructure” amounting to 25% of the cost of the casino and a parking facility capable of accommodating 500 cars. The regulation was amended in 1999 to increase the infrastructure requirement from 25% to 100% for new casinos (or upon acquisition of a closed casino) but grandfathered existing licensees and development plans approved prior to the effective date of the new regulation.  In 2003, 2006, 2007, and 2013, the Mississippi Gaming Commission made additional changes to this regulation.

The 2013 amendment removed the 100% reference and, among other things, specifies that a proposed gaming development must include the following:

•                                                                                          A 500-car or larger parking facility in close proximity to the casino complex;

•                                                                                          A 300-room or larger hotel of at least a three diamond rating as defined by an acceptable travel publication to be determined by the Mississippi Gaming Commission;

•                                                                                          A 200-seat or larger restaurant;

•                                                                                          A 75-seat or larger fine dining facility; and

•                                                                                          A 40,000-square foot or larger casino floor.

The proposed gaming development must also have or support an amenity that is unique to the market and encourages economic development and promotes tourism.  The Mississippi Gaming Commission may, in its discretion, reduce these requirements or allow an amenity of high value to the overall tourism market to supplant the requisite hotel and dining facilities.  This 2013 amendment applies only to new applicants for gaming licenses and to acquisitions / purchases of existing licensees or gaming facilities that have ceased gaming operations prior to the acquisition / purchase; it does not apply to licensees licensed by the Mississippi Gaming Commission, or to persons receiving Approval to Proceed with Development from the Mississippi Gaming Commission, before December 31, 2013.

License fees and taxes are payable to the State of Mississippi and to the counties and cities in which a Mississippi gaming subsidiary’s respective operations will be conducted. The license fee payable to the state of Mississippi is based upon gross revenue of the licensee (generally defined as gaming receipts less payout to customers as winnings) and equals 4% of gross revenue of $50,000 or less per month, 6% of gross revenue in excess of $50,000 but less than $134,000 per calendar month, and 8% of gross revenue in excess of $134,000 per calendar month. The foregoing license fees are allowed as a credit against the licensee’s Mississippi income tax liability for the year paid. Additionally, a licensee must pay a $5,000 annual license fee and an annual fee based upon the number of games it operates. The gross revenue tax imposed by the Mississippi communities and counties in which our casino operations are located equals 0.4% of gross revenue of $50,000 or less per calendar month, 0.6% of gross revenue over $50,000 and less than $134,000 per calendar month and 0.8% of gross revenue greater than $134,000 per calendar month. These fees have been imposed in, among other cities and counties, Biloxi and Coahoma County. Certain local and private laws of the state of Mississippi may impose fees or taxes on the Mississippi gaming subsidiaries in addition to the fees described above.

In April 2010, the Mississippi Gaming Commission adopted a regulation amendment that imposes a flat annual fee on each casino operator licensee, covering all investigative fees for that year associated with an operator licensee, any entity registered as a holding company or publicly traded corporation of that licensee, and any person required to be found suitable in connection with that licensee or any holding company or publicly traded corporation of that licensee.  The particular fee is based on the average number of gaming devices operated by the licensee during a twelve (12) month period, as reported to the Mississippi Gaming Commission.  The investigative fee is $325,000 for licensees with 1500 or more gaming devices, $250,000 for licensees with 1000 to 1499 gaming devices, and $150,000 for licensees with less than 1000 gaming devices.  The fee is payable in four (4) equal quarterly installments.  The amendment provides that should such total investigative fees collected by the Mississippi Gaming Commission exceed the amount allowed by Mississippi statute, then the excess fees will be credited to the licensees for the following year.  The amended regulation also provides a schedule of various fees applicable to licensees and persons not covered by the annual investigative fee.

The sale of food or alcoholic beverages at our Mississippi gaming locations is subject to licensing, control and regulation by the applicable state and local authorities. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect upon the operations of the affected casino or casinos. Certain of our officers and managers and our Mississippi gaming subsidiaries must be investigated by the Alcoholic Beverage Control Division of the Mississippi Department of Revenue in connection with liquor permits that have been issued. The Alcoholic Beverage Control Division of the Mississippi Department of Revenue must approve all changes in licensed positions.

On three separate occasions since 1998, certain anti-gaming groups have proposed referenda that, if adopted, would have banned gaming in Mississippi and required that gaming entities cease operations within two years after the ban. All three referenda were declared invalid by Mississippi courts because each lacked a required government revenue impact statement.

Missouri

Conducting gambling activities and operating a riverboat gaming facility in Missouri are subject to extensive regulation under Missouri’s Riverboat Gambling Act and the rules and regulations promulgated thereunder.  The Missouri Gaming Commission (the “Commission”) was created by the Missouri Riverboat Gambling Act and is charged with regulatory authority over riverboat gaming operations in Missouri, including the issuance of gaming licenses to owners, operators, suppliers and certain affiliates of riverboat gaming facilities. In June 2000, IOC-Kansas City, Inc., a subsidiary of ours, was issued a riverboat gaming license in connection with our Kansas City operation. In December 2001, IOC-Boonville, Inc., a subsidiary of ours, was issued a riverboat gaming license for our Boonville operation. In June of 2007, IOC-Caruthersville, LLC f/k/a Aztar Missouri Riverboat Gaming Company, L.L.C. was acquired by us and began operations as a subsidiary of ours under a Missouri riverboat gaming license. In October 2012, IOC-Cape Girardeau LLC, a subsidiary of ours, was issued a riverboat gaming license for our Cape Girardeau operation.

In order to obtain a license to operate a riverboat gaming facility, the proposed operating business entity must complete a Riverboat Gaming Application form requesting a Class B License.  In order to obtain a license to own and/or control a Class B Licensee as its ultimate holding company, a company must complete a Riverboat Gaming Application form requesting a Class A License.  The Riverboat Gaming Application form is comprised of comprehensive questions regarding the nature and suitability of the applicant.  Applicants who submit the Riverboat Gaming Application form requesting either a Class A or Class B License undergo an extensive background investigation by the Commission. In addition, each key person associated with the applicant (including directors, officers, managers and owners of a significant direct or indirect interest in the Class A or Class B License applicant) must complete a Key Person and Level 1 Application (Personal Disclosure Form 1) and undergo a substantial background investigation. Certain key business entities closely related to the applicant must undergo a similar application process and background check. An applicant for a Class A or Class B License will not receive a license if the applicant and its key persons, including key business entities, have not established good repute and moral character, and no licensee shall either employ or contract with any person who has pled guilty to, or been convicted of, a felony, to perform any duties directly connected with the licensee’s privileges under a license granted by the Commission.

Each Class B License granted entitles a licensee to conduct gambling activities at a specific riverboat gaming operation. Each Class A License granted entitles the licensee to develop and operate a Class B licensee or, if authorized, multiple Class B licensees.  The duration of both the Class A and Class B License initially runs for two one-year terms; thereafter, for four-year terms. In conjunction with the renewal of each license, the Commission requires the filing of a Riverboat Gaming Renewal Application form and renewal fees.  In conjunction with each renewal, the Commission may conduct an additional investigation of the licensee with specific emphasis on new information provided in the Riverboat Gaming Renewal Application form. The Commission also possesses the right to periodically conduct a comprehensive investigation on any Class A, Class B, supplier or key person licensee since the date on which the last comprehensive investigation was conducted. The Commission also licenses the serving of alcoholic beverages on riverboats and related facilities operated by the Class A or Class B.

In determining whether to grant and allow the continued possession of a gaming license, the Commission considers the following factors, among others: (i) the integrity of the applicant; (ii) the types and variety of games the applicant may offer; (iii) the quality of the physical facility, together with improvements and equipment; (iv) the financial ability of the applicant to develop and operate the facility successfully; (v) the status of governmental actions required by the facility; (vi) the management ability of the applicant; (vii) compliance with applicable statutes, rules, charters and ordinances; (viii) the economic, ecological and social impact of the facility as well as the cost of public improvements; (ix) the extent of public support or opposition; (x) the plan adopted by the home dock city or county; and (xi) effects on competition.

A licensee is subject to the imposition of penalties, suspension or revocation of its license for any act that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Missouri, or that would discredit or tend to discredit the Missouri gaming industry or the State of Missouri, including without limitation: (i) failing to comply with or make provision for compliance with the legislation, the rules promulgated thereunder or any federal, state or local law or regulation; (ii) failing to comply with any rules, order or ruling of the Commission or its agents pertaining to gaming; (iii) receiving goods or services from a person or business entity who does not hold a supplier’s license but who is required to hold such license by the legislation or the rules; (iv) being suspended or ruled ineligible or having a license revoked or suspended in any state or gaming jurisdiction; (v) associating with, either socially or in business affairs, or employing persons of notorious or unsavory reputation or who have extensive police records, or who have failed to cooperate with any officially constituted investigatory or administrative body and would adversely affect public confidence and trust in gaming; (vi) employing in any Missouri gaming operation any person known to have been found guilty of cheating or using any improper device in connection with any gambling game; (vii) use of fraud, deception, misrepresentation or bribery in securing any license or permit issued pursuant to the legislation; (viii) obtaining any fee, charge or other compensation by fraud, deception or misrepresentation; and (ix) incompetence, misconduct, gross negligence, fraud, misrepresentation or dishonesty in the performance of the functions or duties regulated by the Missouri Riverboat Gambling Act.

Any transfer or issuance of ownership interests in a publicly held gaming licensee or its holding company that results in an entity or group of entities acting in concert owning, directly or indirectly, an aggregate ownership interest of 5% or more in the gaming licensee must be reported to the Commission within seven days. Further, any pledge or hypothecation of, or grant of a security interest in, 5% or more of the ownership interest in a publicly held gaming licensee or its holding company must be reported to the Commission within seven days.  The Commission will impose certain licensing requirements upon a holder of an aggregate ownership interest of 5% or more in a publicly-traded Missouri Class A or Class B licensee, unless such holder applies for and obtains an institutional investor exemption in accordance with the Missouri gaming regulations.  The Executive Director of the Commission may grant a waiver to an institutional investor that holds up to 10% of the outstanding equity of the Missouri licensee.  The Commission itself may grant a waiver to an institutional investor that holds up to 20% of the outstanding equity of the Missouri licensee.  No investor may increase holdings above 25% without triggering a change in control that requires prior approval by the Commission.  The Commission may grant a petition to approve a change in control if the petitioner proves that (i) the transfer is in the best interest of the state of Missouri and would have no potential to affect suitability of the gaming operation; (ii) the transfer is not injurious to the public health, safety, morals, good order, or general welfare of the state; (iii) it would have no material negative competitive impact; and (iv) it would not potentially result in any significant negative changes in the financial condition of the licensee.  In addition, any sale, transfer or lease of the Class B’s real estate (outside of the normal course of business) shall trigger a change in control that requires prior approval by the Commission.  The petition to approve a change in control in such an instance will be considered by the Commission using the same criteria set forth above for an ownership interest change in control.

Every employee participating in a riverboat gaming operation must hold an occupational license. In addition, the Commission issues supplier’s licenses, which authorize the supplier licensee to sell or lease gaming equipment and supplies to any licensee involved in the operation of gaming activities. Class A and Class B licensees may not be licensed as suppliers.

Riverboat gaming activities may only be conducted on, or within 1,000 feet of the main channel of, the Missouri River or Mississippi River.  Minimum and maximum wagers on games are set by the licensee, and wagering may be conducted only with a cashless wagering system, whereby money is converted to tokens, electronic cards or chips that can only be used for wagering. No person under the age of 21 is permitted to wager, and wagers may only be taken from a person present on a licensed excursion gambling boat.

The Missouri Riverboat Gambling Act imposes a 21% wagering tax on adjusted gross receipts (generally defined as gross receipts less winnings paid to wagerers) from gambling games. The tax imposed is to be paid by the licensee to the Commission on the day after the day when the wagers were made. Of the proceeds of the wagering tax, 10% of such proceeds go to the local government where the home dock is located, and the remainder goes to the State of Missouri.

The Missouri Riverboat Gambling Act also requires that licensees pay a two dollar admission tax to the Commission for each person admitted to a gaming cruise. One dollar of the admission fee goes to the State of Missouri, and one dollar goes to the home dock city in which the licensee operates. The licensee is required to maintain public books and records clearly showing amounts received from admission fees, the total amount of gross receipts and the total amount of adjusted gross receipts. In addition, all local income, earnings, use, property and sales taxes are applicable to licensees. From time to time, there have been several proposed bills pending before the Missouri General Assembly which, individually or in combination, if adopted, would (1) allow gaming credits to be used in food and beverage purchases, (2) adjust the amount of wagering tax imposed on adjusted gross receipts of licensees and/or (3) adjust the amount of admission tax paid by the licensee for each person admitted for a gaming cruise.

After many failed attempts in prior legislative sessions, a new law to become effective August 28, 2014 authorizes casino operators to provide lines of credit to persons they deem creditworthy.  Each patron must be approved for credit in an amount of at least $10,000, and the underlying credit instruments shall not be due more than 30 days from issuance, are to be unsecured and shall not bear interest.

Pennsylvania

In 2004, the Commonwealth of Pennsylvania established the Pennsylvania Gaming Control Board (“PGCB”) to oversee the creation of the new casino industry.   Initially, only slot machines were permitted, but in 2010, the law was revised to authorize table games as well (collectively, the “PA Gaming Law”).   The law created three categories of licenses — Category 1 slot machine licenses for up to seven licensed racetrack facilities, five Category 2 licenses (two in Philadelphia, one in Pittsburgh and two “at large”), and three Category 3 licenses to well-established resort hotels having no fewer than 275 guest rooms under common ownership and having substantial year-around recreational guest amenities, one of which Category 3 licenses cannot be issued before July, 2017.   Holders of Category 1 and Category 2 licenses are entitled to up to 5,000 slot machines and 250 table games.   Holders of Category 3 licenses are entitled to up to 600 slot machines and 50 table games.

The license fee for a Category 1 and 2 slot machine license is $50 million and for a Category 3 slot machine license is $5 million. The license fee for a Category 1 and 2 table game operation certificate is $16.5 million for a petition submitted on or before June 1, 2010 and $24.75 million thereafter, and for a Category 3 table game operation certificate is $7.5 million for a petition submitted on or before June 1, 2010 and $11.25 million thereafter. The licenses to be issued to slot machine licensees and managers are valid for three years from the date the license or renewal is approved by the PGCB.

Unlike the Category 1 and 2 licensed facilities which are open to the general public, the holder of a Category 3 license may only permit entry into the gaming area of the facility by the following:

(1)                                 A registered overnight guest of the resort.

(2)                                 A patron of one or more of the amenities of the resort.  A patron of an amenity is any individual who is a registered attendee of a convention, meeting or banquet event or participant in a sport or recreational event or any other social, cultural or business event held at a resort hotel or who participates in one or more of the amenities provided to registered guests of the hotel in return for non-de minimis consideration, currently defined by the PGCB as $10.00. A patron of an amenity at the resort may be permitted unlimited access to the gaming floor for one 24 hour period within 72 hours of use of the amenity.

(3)                                 An authorized employee of the licensee or gaming service provider, of the PGCB or any regulatory, emergency response or law enforcement agency while engaged in the performance of the employee’s duties.

(4)                                 An individual holding a valid membership approved by the PGCB or a guest of such individual.  The PGCB may approve seasonal or year-round memberships that allow an individual to use one or more of the amenities provided by the resort, based upon the duration of the membership, the amenity covered by the membership and whether the fee charged represents the fair market value for the use of the amenity.

The Category 2 licensed facilities located in Philadelphia are not to be within 10 linear miles of a Category 1 licensed facility and, other than the two Philadelphia licenses, no Category 2 licensed facility is to be located within 20 linear miles of another Category 2 licensed facility.  The first two Category 3 licenses are not to be located within 15 linear miles of another licensed facility.  The third Category 3 license to be issued on or after July 20, 2017 is not to be located within 30 linear miles of another licensed facility.

IOC-PA, LLC (“IOC-PA”), a wholly-owned subsidiary of Isle, teamed up with Nemacolin Woodlands Resort (“Nemacolin”) and Woodlands Fayette, LLC (“Woodlands Fayette”) to develop and manage a proposed Category 3 casino at Nemacolin in Fayette County, Pennsylvania.  The casino is called “Lady Luck Casino — Nemacolin”.  In April 2011, Woodlands Fayette was awarded the Category 3 license after a competitive process and on August 20, 2012, the Pennsylvania Supreme Court affirmed the award.  On January 9, 2013, the PGCB approved IOC-PA as the manager of Lady Luck Casino — Nemacolin, and approved the Management Agreement with Nemacolin and Woodlands Fayette.  In addition, a table game operation certificate was awarded on February 20, 2013.  All final regulatory approvals were received and the casino opened on July 1, 2013.

Any amendments to the management agreement must be submitted to the PGCB 30 days prior to the effective date of the proposed amendment and shall not become effective until the PGCB has reviewed and approved the terms and conditions thereof.  As the management company, IOC-PA, may be jointly and severally liable for any act or omission by Woodlands Fayette as the slot machine licensee for any violation of the Act or the regulations, regardless of actual knowledge by IOC-PA of the act or omission.

Certain persons affiliated with IOC-PA, including our directors, key employees, and any person who acquires a 5% or greater beneficial interest of our voting securities, will be required to apply to the PGCB for licensure, obtain licensure and remain licensed.  Licensure requires, among other things, that the applicant establish by clear and convincing evidence the applicant’s good character, honesty and integrity.  In addition, any trust that holds 5% percent or more of our voting securities is required to be licensed by the PGCB and each individual who is a grantor, trustee or beneficiary of the trust is also required to be licensed by the PGCB.  Under certain circumstances and under the regulations of the PGCB, an “institutional investor,” as defined under the regulations, which acquires ownership of 5% or more, but less than 10% of our voting securities, may not be required to be licensed by the PGCB provided that a notice of ownership form is filed with the PGCB.  In addition, any beneficial owner of our voting securities, regardless of the number of shares beneficially owned, may be required at the discretion of the PGCB to file an application for licensure.  The PGCB also licenses or registers various categories of individuals employed by the casino in gaming and non-gaming capacities.

Non-renewal, suspension or revocation of a license, permit, certification or registration may occur for sufficient cause consistent with the PA Gaming Law and public interest.  A person whose application has been denied or whose license, permit, certification or registration has been revoked may not apply for a license, permit, certification or registration for five years from the date of denial or revocation, except under certain circumstances.  In the event any of our security holders is required to be licensed and is not found qualified, the security holder may be required by the PGCB to divest its interest at a price not exceeding the cost of the interest.

It is the continuing duty of all holders of licenses, permits, certifications or registrations to fully cooperate with the PGCB in the conduct of any inquiry or investigation and to provide supplementary information requested by the PGCB.

IOC-PA is required to notify the PGCB of any proposed appointment, appointment, proposed nomination, nomination, election, hiring, tender of resignation, resignation, removal, firing, incapacitation or death of any person required to be licensed as a principal or key employee under the PA Gaming Law or the regulations promulgated thereunder.  In addition, IOC-PA is also required to notify the PGCB as soon as it becomes aware that it intends to enter into a transaction which may result in any new financial backers.

The PGCB has broad authority to sanction, fine, suspend and revoke a license for violations of the PA Gaming Law.

IOC-PA is required to submit to the PGCB with respect to its project:  (1) fully signed copies of all written agreements with manufacturers, suppliers and vendors; (2) a description of any oral agreements with any manufacturers, suppliers and vendors; (3) copies of all agreements relating to land and real estate; and (4) copies of all written agreements or a description of any oral agreements with a person which involves or may involve payments of $500,000 or more per year to a Pennsylvania slot machine licensee; together with any changes or amendments thereto and any other agreements as requested by the PGCB.

We must notify the PGCB immediately upon becoming aware of any proposed or contemplated change in the ownership of Isle or IOC-PA by a person or a group of persons acting in concert which involves any of the following:

(1)                                 more than 5% percent of our securities or other ownership interest;

(2)                                 more than 5% of the securities or other ownership interests of a corporation or other form of business entity that owns, directly or indirectly, at least 20% of our voting or other securities or ownership interests;

(3)                                 the sale, other than the normal course of business, of Isle’s or IOC-PA’s assets; and

(4)                                 other transactions or occurrences deemed by the PGCB to be relevant to license qualification.

PGCB approval is required prior to the completion of any proposed change of ownership that meets the above criteria.

Upon a change of control of Woodlands Fayette, the acquirer of the ownership interest would be required to qualify for licensure and pay a new license fee of $5 million.  The PGCB retains the discretion to eliminate the need for qualification and/or reduce the license fee required upon a change of control.

Pennsylvania imposes up to a 55% tax on slot machine revenues, consisting of 34% of slot machine revenues to the State Gaming Fund, 2% to the host county and 2% to the host township or city (provided that for a licensed facility located in Philadelphia, the entire 4% goes to Philadelphia County), up to 12% to the Pennsylvania Race Horse Development Fund and 5% to the Pennsylvania Gaming Economic Development and Tourism Fund.  In addition, during the initial two years of table game operations, Pennsylvania imposes a table game tax of 14% of table game revenues to the Commonwealth, plus a 2% local share to each of host county and host township, provided that for a licensed facility located in Philadelphia, the entire 4% local share goes to Philadelphia County.  Following the initial two years of operation, the table game tax to the Commonwealth is reduced to 12% of table game revenues, plus 2% local share to each of host county and host township, provided that for a licensed facility located in Philadelphia, the entire 4% local share goes to Philadelphia County.  In addition, the table game tax to the Commonwealth is 34% of table games revenues from fully automated electronic gaming tables.

Slot machine operators in Pennsylvania are also required to reimburse the PGCB, Pennsylvania State Police, the Department of Revenue of the Commonwealth and the Office of the Attorney General for the costs and expenses as well as for the repayment of loans associated with carrying out its responsibilities under the PA Gaming Law.  This amount may vary from time to time.  We recently received notice of a .5% increase from 1.5% to 2% of gross gaming revenue for the Commonwealth’s fiscal 16/17 year.  In addition, in order to fund operations of the PGCB, an initial loan of approximately $36.1 million was granted to the PGCB from gaming tax funds received by the Commonwealth of Pennsylvania, followed by additional loans in the aggregate amount of approximately $63.8 million, all of which was to fund the PGCB’s operational costs.

On July 11, 2011, the PGCB adopted a schedule governing the repayment of the approximately $63.8 million in loans by licensed gaming entities.  The schedule provides that the loans will be repaid in quarterly installments over ten years, with one-tenth of the total initial loan balance as it existed on July 1, 2011 repaid each year by the operating gaming facilities, commencing on January 1, 2012.  Each operating facility’s portion of the payment for each year is calculated on a pro rata basis in relation to an average of the facility’s annual and cumulative gross terminal revenue.  The repayment of the initial $36.1 million in appropriation continues to be deferred until all licensees have commenced operations.  Currently there are twelve licensed facilities operational in Pennsylvania.